COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”) is made and entered into as of April 25, 2022, by and among OptiNose, Inc., a Delaware corporation (the “Company”), M. Kingdon Offshore Master Fund L.P., a Cayman Islands exempted limited partnership (“Kingdon Offshore” and collectively with the other persons and entities listed on Schedule A hereto, the “Kingdon Investors”), and Velan Capital Partners LP, a Delaware limited partnership (and collectively with the other persons and entities listed on Schedule B, the “Velan Investors” and, together with the Kingdon Investors, the “Investor Group”), with respect to the matters set forth below. The Company and each member of the Investor Group shall be deemed a “Party” to this Agreement, and collectively, shall be deemed the “Parties”. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 12 below. In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.Board Composition Matters. Immediately following the execution of this Agreement, the Board of Directors of the Company (the “Board”) shall take all necessary actions to fix the size of the Board at nine (9) directors and appoint R. John Fletcher (the “New Director”) to the Board as a Class III director with a term expiring at the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). During the period commencing with the date of this Agreement through the Expiration Date (as defined below), the Board and all applicable committees of the Board shall not increase the size of the Board to more than nine (9) directors; provided, however, that the Company may increase the size of the Board pursuant to any exercise of the director designation rights set forth in that certain Stockholders’ Agreement, dated October 2, 2017, by and among the Company and the investors named therein.

2.Withdrawal of Investor Group Director Nominees. Upon the execution of this Agreement, the Investor Group hereby irrevocably withdraws the nomination of the two directors previously put forth in that certain letter provided by Kingdon Offshore to the Company, dated March 11, 2022, in connection with the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), and any related materials or notices submitted to the Company in connection therewith or related thereto, and agrees not to make any other nominations for election at the 2022 Annual Meeting.

3.New Director Agreements, Arrangements and Understandings. Each member of the Investor Group represents that as of the date of this Agreement neither it nor any of its Affiliates or Associates is, and during the Restricted Period (as defined below) such Persons will not become, a party to any agreement, arrangement or understanding, written or oral, with the New Director regarding such Person’s service on the Board or any committee thereof.

4.New Director Replacement. If the New Director resigns, refuses or is unable to serve or fulfill his duties as a director for any reason, in each case prior to the Expiration Date, and at such time the Investor Group’s beneficial ownership is at least the lesser of (a) 3.0% of the Company’s then-outstanding Common Stock and (b) 2,472,543 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations, and similar adjustments), the Investor Group shall have the ability to recommend a person to be a replacement director who (a) qualifies as “independent” pursuant to Nasdaq listing standards, (b) has the relevant financial and business experience to be a director of the Company and (c) is reasonably acceptable to the Board (such acceptance not to be unreasonably withheld). The Board shall promptly determine whether the Investor Group’s proposed replacement director candidate is reasonably acceptable and meeting the foregoing criteria within five (5) business days after the submission by such candidate of the information reasonably required by the Board pursuant to Section 6. In the event the Board does not accept a person recommended by the Investor Group as the replacement director (it being acknowledged that the Board cannot unreasonably withhold its acceptance), the Investor Group shall have the right to recommend additional substitute person(s) to serve as the replacement director. Upon the Board’s acceptance of the Investor Group’s replacement director candidate, the Board shall take all actions necessary to promptly appoint such replacement director candidate to the Board (and in any event no later than five (5) business days after the Board’s approval of such candidate). The Investor Group’s replacement rights shall terminate in the event of a breach of a material right of the Company under this Agreement by the Investor Group upon five (5) business days’ written notice by the Company to the Investor Group if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.

Any replacement director candidate for the New Director shall be appointed to the Board     to serve the unexpired term of the departed New Director, and shall be considered the New Director for all purposes of this Agreement. For the avoidance of doubt, subject to applicable national securities exchange rules and applicable law, upon a replacement director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such replacement director to any applicable committee, subcommittee or working group of the Board of which the New Director was a member immediately prior to such director’s resignation or removal so long as the replacement director satisfies the applicable national securities exchange listing requirements for service on such committee, subcommittee or working group. Except as provided in this Agreement, any other vacancies or openings to be filled on the Board, or any committee thereof created, shall be filled by the Board in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”) upon the recommendation of the Nominating and Governance Committee.

5.Committee and Related Composition Matters. The Board shall, in accordance with its customary governance processes, give the New Director the same due consideration for membership to any committee, subcommittee or working group of the Board as any other independent director with similar relevant expertise and qualifications. From and after the appointment of the New Director to the Board and until the Expiration Date, the Company may not change the composition or chairperson of any committee, subcommittee or working group of the Board; provided, that the Board may (a) appoint the New Director to any committee, subcommittee or working group and (b) appoint a replacement director to any committee, subcommittee or working group in the event of a member’s inability to serve due to resignation, death, disability or otherwise.

6.New Director Information. As a condition to the appointment of the New Director to the Board, the New Director shall provide any information the Company reasonably requires,

including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and shall consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Company with respect to other members of the Board.

7.Voting of Investor Group’s Shares. In connection with the 2022 Annual Meeting (and any adjournments or postponements thereof), each member of the Investor Group shall cause to be present for quorum purposes and vote or cause to be voted all shares of Common Stock beneficially owned by it or its controlling or controlled Affiliates which it is entitled to vote on the record date for the 2022 Annual Meeting (a) in favor of the election of all of the director nominees recommended for election by the Board and (b) in accordance with the Board’s recommendation on all other proposals; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposals (other than the election of directors), the Investor Group shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation; provided, further, that the Investor Group shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to an Extraordinary Transaction requiring a vote of stockholders of the Company.

8.Company Policies. Each member of the Investor Group acknowledges that the New Director, upon election to the Board, shall serve as a member of the Board and shall be governed by the same protections and obligations currently existing regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, and other governance guidelines and policies of the Company as other directors (collectively, “Company Policies”) and as required by law, and shall be required to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees, subcommittees or working groups, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-management directors of the Company. The Company agrees and acknowledges that no Company Policy prohibits any member of the Board (including the New Director) from communicating with the Investor Group, subject to such director’s observance of his or her standard confidentiality obligations and fiduciary duties obligations to the Company, and no such policy will be adopted prior to the Expiration Date. The Company has made available to the New Director copies of the Company Policies as in effect on the date of this Agreement (other than with respect to general fiduciary obligations) prior to the execution of this Agreement.

9.Press Release; SEC Filings. Promptly following the execution and delivery of this Agreement, the Company shall issue the mutually agreed press release in the form attached as Exhibit A (the “Company Press Release”). During the Restricted Period, neither the Investor Group nor any of its Affiliates or Associates shall issue a press release with respect to the Company, the entry into this Agreement or the actions contemplated hereby. Promptly following the execution and delivery of this Agreement, the Company will file a Current Report on Form 8-K, which will report the entry into this

Agreement and file the Agreement as an exhibit thereto. The Investor Group shall be given a reasonable opportunity to review and comment on any Current Report on Form 8-K or other filing with the SEC made by the Company with respect to this Agreement, and the Company shall give reasonable consideration to any comments of the Investor Group. The Company acknowledges that if the Investor Group or any member thereof becomes required to file a Schedule 13D with the SEC with respect to securities of the Company, the Investor Group or any member thereof may file this Agreement as an exhibit to such Schedule 13D. In such event, the Company shall be given a reasonable opportunity to review and comment on such Schedule 13D filing made by the Investor Group or any member thereof with respect to this Agreement, and the Investor Group shall give reasonable consideration to any comments of the Company. During the Restricted Period, each member of the Investor Group shall, and shall cause its Affiliates and Associates to, cause any public or private filings, announcements, statements or communications that reference the entry into this Agreement or the actions contemplated to be taken in connection with the entry into this Agreement or are otherwise made in connection herewith, to be consistent with the Company Press Release and the terms of this Agreement.

10.Standstill. From the date of this Agreement until the Expiration Date or until such earlier time as the restrictions in this Section 10 terminate pursuant to the terms of this Agreement (such period, the “Restricted Period”), each member of the Investor Group shall not, and shall cause its Affiliates and Associates (collectively, the “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Board:

a.engage in any “solicitation” (as such term is defined under the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

b.knowingly encourage, advise or influence any other Person or knowingly assist any Person in so encouraging, advising or influencing any Person with respect to the giving or withholding of any proxy, consent or other authority to vote (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter or as otherwise permitted by this Agreement);

c.form, join or act in concert with any partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act and the rules promulgated thereunder, with any entity or person unaffiliated with the Investor Group and with respect to any Voting Securities;

d.make or in any way participate, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of a division, sale of substantially all assets, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any of its subsidiaries (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict the Investor Group or any of its Affiliates or Associates from tendering (or failing to tender) shares, receiving payment or other consideration for shares, voting its shares “for” or “against” any Extraordinary Transaction, or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board);

e.(i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board (except as otherwise permitted in this Agreement), (ii) seek, alone or in concert with others, or knowingly encourage any Person to seek, the removal of any member of the Board, (iii) request that, or knowingly encourage any Person to request that, the Company call any meeting of the Company’s stockholders, (iv) present any matter at any meeting of the Company’s stockholders, or (v) conduct, or knowingly encourage any Person to conduct, a referendum of the Company’s stockholders; provided, however, that nothing in this Agreement shall prevent any member of the Investor Group or any of their Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2023 Annual Meeting so long as such actions do not create a public disclosure obligation for the Investor Group or the Company and are undertaken on a basis reasonably designed to be confidential;

f.make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

g.make any request for stock list materials or other books and records of the Company under the Delaware General Corporation Law or other statutory or regulatory provisions providing for stockholder access to books and records;

h.except as set forth in this Agreement, make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any material change in the capitalization of the Company, (iii) any other material change in the Company’s management, business or corporate structure, or (iv) any waiver, amendment or modification to the Company’s Fourth Amended and Restated Certificate of Incorporation (as may be amended from time to time, the “Charter”) or Bylaws, or other actions which may impede the acquisition of control of the Company by any Person;

i.enter into any negotiations, agreements or understandings with any Third Party to take any action that the Investor Group or any member thereof is prohibited from taking pursuant to this Section 10;

j.institute, solicit, knowingly assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current, former or future directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 10; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or (iv) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent the Restricted Persons from responding to or complying with a validly issued legal process (and the Company agrees that this Section 10(j) shall apply mutatis mutandis to the Company and its directors, officers and employees (in each case, acting in such capacity) and Affiliates with respect to the Investor Group in connection with the Company’s obligations set forth in the penultimate paragraph of this Section 10); or

k.make any public request or submit any public proposal, directly or indirectly, to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal;

provided, that the restrictions in this Section 10 shall terminate automatically upon the earliest of (i) any breach of a material right of the Investor Group under this Agreement by the Company (including, without limitation, a failure to appoint the New Director in accordance with Section 1) upon five (5) business days’ written notice by any of the members of the Investor Group to the Company if such breach has not been cured within such notice period, provided that the Investor Group is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period, (ii) the Expiration Date, (iii) the announcement by the Company of a definitive agreement with respect to any Extraordinary Transaction that would directly or indirectly result in the acquisition of beneficial ownership by any person or group of more than 50% of the Voting Securities or all or substantially all of the Company’s assets, or (iv) the commencement of any tender or exchange offer (by a person other than a member of the Investor Group or its Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would directly or indirectly result in the acquisition of beneficial ownership by any person or group of more than 50% of the Voting Securities, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s stockholders reject such tender or exchange offer.

During the Restricted Period, the Company shall not adopt and shall not propose the adoption of any amendment to the Charter or Bylaws that would reasonably be expected to impair the ability of a stockholder to submit nominations for election to the Board or stockholder proposals in connection with any future annual meeting of stockholders of the Company, and nothing contained in this Section 10 shall prevent the Investor Group from (i) privately communicating with the Company or the Board regarding any matter, (ii) making any public or private statement or announcement with respect to an Extraordinary Transaction that is publicly announced by the Company or a Third Party, (iii) communicating with stockholders of the Company and others in a manner that does not otherwise violate this Section 10 or Section 11 or (iv) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has jurisdiction over the Investor Group. Nothing in this Agreement shall prevent (a) the Company from responding to such Investor Group statements described in clause (ii) of the preceding sentence, subject to the obligations of the Parties under Section 11, or (b) the Company or the Investor Group from making any factual statement as required by applicable legal process, subpoena, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought (so long as such request did not arise as a result of discretionary acts by the Investor Group or any of its Affiliates or by the Company or any of its Affiliates, as applicable).

Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Director in the exercise of his rights or fiduciary duties under applicable law as a director of the Company.

11. Non-Disparagement. Each of the Parties covenants and agrees that, during the Restricted Period, neither it nor any of its Affiliates or any of its or its Affiliates’ respective agents, subsidiaries, officers, directors, managers, principals or managing members shall in any way publicly (or in any way reasonably expected to be made public) attack, disparage, call into disrepute, criticize, impugn, defame, slander or otherwise make any public statements or statements reasonably expected to be made public that would reasonably be expected to damage the business or reputation of the other Party or such other Party’s subsidiaries, Affiliates, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement) or employees, or any of their businesses, products or services, including, for the avoidance of doubt, the making of factual statements that would reasonably be expected to have any of the foregoing adverse consequences. Each Party shall use its commercially reasonable efforts to cause its and its Affiliates’ employees to comply with this Section 11. For the avoidance of doubt, the foregoing shall not restrict the ability of any Person to comply with compelled testimony or production of information by legal process, subpoena or as part of a response to a request for information from any governmental authority with purported jurisdiction over the Party from whom information is sought.

12. Defined Terms. As used in this Agreement, the term (a) “Affiliate” and “Associate” shall each have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; provided, that “Affiliates” of a Person shall not include any entity, solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of its board of directors or similar governing body, unless such Person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Investor Group, “Affiliates” shall not include any portfolio company of the members of the Investor Group unless such member of the Investor Group actually controls such entity; (b) “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act; (c) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (d) “Common Stock” means the common stock, par value $0.001, of the Company; (e) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (f) “SEC” means the U.S.

Securities and Exchange Commission; (g) “Third Party” means any Person that is not (I) a party to this Agreement or an Affiliate or Associate thereof, (II) a member of the Board, (III) a director or officer of the Company, or (IV) legal counsel to any party to this Agreement; and (h) “Voting Securities” shall mean the shares of Common Stock of the Company and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

13. Investor Group Representations and Warranties. Each member of the Investor Group represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such member of the Investor Group, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) such member of the Investor Group has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement; (c) such member of the Investor Group has, and at all relevant times shall have, the requisite power and authority to cause each of its Affiliates and Associates to comply with the terms hereof applicable to such Affiliates and Associates; (d) the execution and delivery by such member of the Investor Group of this Agreement and the performance of such member of the Investor Group’s obligations hereunder does not and will not violate any law, any order of any court or other agency of government, the organizational documents of such member of the Investor Group, or any provision of any agreement or other instrument to which such member of the Investor Group or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument; and (e) such member of the Investor Group and its Affiliates, beneficially or economically own, directly or indirectly, such number of shares of Common Stock as indicated opposite its name on Exhibit B attached hereto and such shares of Common Stock constitute all of the Common Stock beneficially or economically owned by such member of the Investor Group or an Affiliate thereof or in which such member of the Investor Group or an Affiliate thereof has any interest or right to acquire or vote, whether through derivative securities, voting agreements or otherwise.

14. Company Representations and Warranties. The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) this Agreement does not require the approval of the stockholders of the Company; and (c) this Agreement does not and shall not violate any law, any order of any court or other agency of government, the Charter or Bylaws, each as may be amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

15. Termination. Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate on the earlier of (a) the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the 2023 Annual Meeting and (b) 120 days prior to the first anniversary of the 2022 Annual Meeting (the “Expiration Date”). Notwithstanding the foregoing, this Section 15 and Sections 16 through 25 shall survive the termination or expiration of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

16. Specific Performance. The Company and each member of the Investor Group acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching Party will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the breaching Party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching Party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching Party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

17. Entire Agreement; Successors and Assigns; Amendment and Waiver. This Agreement (including its exhibits and schedules) constitutes the only agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Any purported transfer without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

18. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each Party (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in the State of Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this

Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 21 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the Parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such Party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No Party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

20. Parties in Interest. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

21. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when received via email, delivered in person, one business day after being sent by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:
If to the Company to:

OptiNose, Inc.
1020 Stony Hill Road, Suite 300
Yardley, Pennsylvania 19067
Attn: Michael Marino, Chief Legal Officer and Corporate Secretary
Email: michael.marino@optinose.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
Attn: Joseph E. Gilligan
Email: joseph.gilligan@hoganlovells.com

If to the Kingdon Investors:

Kingdon Capital Management, L.L.C.
152 W. 57th Street, 50th Floor
New York, New York 10019
Attn: Richard H. Weinstein, Chief Operating Officer & General Counsel
Email: rweinstein@kingdon.com

If to the Velan Investors:

Velan Capital Investment Management LP
1055b Powers Place
Alpharetta, Georgia 30009
Attn: Adam Morgan, Chief Investment Officer
Email: adam@velancapital.com
with a copy in both cases (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attn: Ryan Nebel; Bachar Mahmoud
Email: rnebel@olshanlaw.com; bmahmoud@olshanlaw.com

At any time, any Party may, by notice given in accordance with this Section 21 to the other Party, provide updated information for notices hereunder.

22. Expenses. The Company shall reimburse the Investor Group for expenses incurred prior to and on the date of this Agreement in such amount as previously agreed upon by the Parties. Except as otherwise provided in this Section 22, each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

23. No Joint Liability. Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants, liabilities and obligations under this Agreement are several, and not joint, except among the Kingdon Investors collectively as a party to this Agreement and among the Velan Investors collectively as a party to this Agreement, and neither the Kingdon Investors nor the Velan Investors will be liable for any breach, default, liability or other obligation of such other party.

24. Interpretation. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

25. Counterparts. This Agreement may be executed by the Parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has executed and delivered this Agreement, or caused the Agreement to be duly executed and delivered on its behalf, as of the date first set forth above.

OPTINOSE, INC.

By: /s/ Peter Miller
Name: Peter Miller
Title: CEO

[Signatures continue on next page]

M. KINGDON OFFSHORE MASTER FUND L.P.

By: Kingdon GP, LLC
its General Partner

By: /s/ William Walsh
Name: William Walsh
Title: Authorized Representative

KINGDON HEALTHCARE MASTER FUND LP

By: Kingdon GP II, LLC
its General Partner

By: /s/ William Walsh
Name: William Walsh
Title: Authorized Representative

KINGDON GP, LLC

By: /s/ William Walsh
Name: William Walsh
Title: Authorized Representative

KINGDON GP II, LLC

By: /s/ William Walsh
Name: William Walsh
Title: Authorized Representative

KINGDON CAPITAL MANAGEMENT, L.L.C.

By: /s/ Willian Walsh
Name: William Walsh
Title: Chief Financial Officer

/s/ Mark Kingdon
MARK KINGDON

VELAN CAPITAL PARTNERS LP

By:	Velan Capital Holdings LLC its General Partner

By:	/s/ Adam Morgan
	Name:	Adam Morgan
	Title:	Managing Member

VELAN CAPITAL HOLDINGS LLC

By:	/s/ Adam Morgan
	Name:	Adam Morgan
	Title:	Managing Member

VELAN CAPITAL INVESTMENT MANAGEMENT LP

By:	Velan Capital Management LLC its General Partner

By:	/s/ Adam Morgan
	Name:	Adam Morgan
	Title:	Managing Member

VELAN CAPITAL MANAGEMENT LLC

By:	/s/ Adam Morgan
	Name:	Adam Morgan
	Title:	Managing Member

/s/ Adam Morgan
ADAM MORGAN

/s/ Balaji Venkataraman
BALAJI VENKATARAMAN

SCHEDULE A

Kingdon Investors

1.M. Kingdon Offshore Master Fund LP
2.Kingdon Healthcare Master Fund LP
3.Kingdon GP, LLC
4.Kingdon GP II, LLC
5.Kingdon Capital Management, L.L.C.
6.Mark Kingdon

SCHEDULE B

Velan Investors

1.Velan Capital Partners LP
2.Velan Capital Holdings LLC
3.Velan Capital Investment Management LP
4.Velan Capital Management LLC
5.Adam Morgan
6.Balaji Venkataraman

EXHIBIT A

Company Press Release

See attached.

EXHIBIT B

Investor Group Ownership of Common Stock

Name	Beneficial Ownership

M. Kingdon Offshore Master Fund L.P.	1,700,000 shares of Common Stock

Kingdon Healthcare Master Fund LP	300,000 shares of Common Stock

Kingdon GP, LLC	1,700,000 shares of Common Stock

Kingdon GP II, LLC	300,000 shares of Common Stock

Kingdon Capital Management, L.L.C.	2,000,000 shares of Common Stock

Mark Kingdon	2,000,000 shares of Common Stock

Kingdon Investors Total	2,000,000 shares of Common Stock

Velan Capital Partners LP	2,000,000 shares of Common Stock

Velan Capital Holdings LLC	2,000,000 shares of Common Stock

Velan Capital Investment Management LP	2,000,000 shares of Common Stock

Velan Capital Management LLC	2,000,000 shares of Common Stock

Adam Morgan	2,000,000 shares of Common Stock

Balaji Venkataraman	2,000,000 shares of Common Stock

Velan Investors Total	2,000,000 shares of Common Stock

Investor Group Total	4,000,000 shares of Common Stock